DYNAMICS RESEARCH CORPORATION
TWO TECH DRIVE, ANDOVER, MASSACHUSETTS 01810              TEL.:  978/289-1500                                 www.drc.com

DRC Reports Debt Pay Down and Loan Amendments

-- Strong Cash Flow Enables $58 Million of Debt Repayment over Past 18 Months --

ANDOVER, Mass. — January 7, 2013 — Dynamics Research Corporation (Nasdaq:DRCO), a leading provider of innovative management consulting, engineering, science and technology solutions to federal and state governments, today reported the repayment of $15 million of the principal with respect to its subordinated debt and the amendment of its loan agreements to permit the repayment of all remaining subordinated debt.  The debt payment and loan amendments were effective December 31, 2012.

"Over the past 18 months strong cash generation has enabled us to repay nearly forty percent of the debt put in place a year and a half ago for the High Performance Technologies, Inc. merger," said Jim Regan, DRC's chairman and chief executive officer.  "With DRC's strengthened balance sheet we have established a clear path for the payoff of all of our subordinated debt."

The Company also reported that approximately $315 thousand of amortizable non-cash deferred financing costs associated with the early repayment would be accelerated to the fourth quarter of 2012. Also, a make whole payment of approximately $1.7 million was paid to the subordinated lender.  These charges were not included in the Company's most recent guidance for the fourth quarter and full year 2012 issued on October 31, 2012.

About Dynamics Research Corporation
Dynamics Research Corporation (DRC) provides measurable performance improvements for government customers through the delivery of innovative management consulting, engineering, science and technology solutions.  DRC offers the capabilities of a large company and the responsiveness of a small company, backed by a history of excellence and customer satisfaction. Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover, Massachusetts and the Washington, D.C. region.  For more information please visit our website at www.drc.com.

Certain statements contained in this news release, which are not historical facts or are related to future plans, events, revenues and earnings expectations, objectives and outlooks are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and, by their nature, are uncertain and subject to a number of risks and uncertainties that could adversely affect the Company's results.  We can provide no assurance that these statements will prove to be correct.  Consequently, actual results could materially differ from these statements.  For more detailed information concerning how these risks and uncertainties could affect the Company's financial results, please refer to DRC's most recent forms 10-K and 10-Q and other documents filed with the Securities and Exchange Commission.  Further, the Company is under no duty or obligation to update or revise any forward looking statements as a result of events or new information.

CONTACTS:	Investors:	Chris Witty	Media:	Ilina Dimitrova
		Darrow Associates, Inc.		Sage Communications (for DRC)
		646.438.9385		703.531.8256
		cwitty@darrowir.com		ilinad@aboutsage.com